Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated February 6, 2008

Final Terms for Issuance

Issuer:			Toyota Motor Credit Corporation

Security:		Floating Rate Medium Term Notes, Series B

Issuer Ratings:		Aaa/AAA

Cusip:			89233PR73

Pricing Date:		February 6, 2008

Settlement Date :	February 11, 2008

Maturity Date:		February 12, 2009

Principal Amount:	$175,000,000.00

Re-offer Price:		100.000%

Gross Underwriting Spread:  0.01%

All-in Price to Issuer:  99.99%

Net Proceeds to Issuer:	$174,982,500.00

Floating Rate Index:	Prime Rate

Floating Rate Spread:	-279 basis points

Index Source:		Prime Rate
			(daily weighted average)

Interest Payment Frequency:  Quarterly

Initial Interest Payment Date:  May 12, 2008 (long first coupon)

Initial Interest Rate:	Prime Rate on Settlement Date -279 basis points

Interest Payment Dates:	On the 12th of each
			May, August, November and at Maturity

Interest Reset Dates:	Each Business Day



Interest Determination Dates:  Each Business Day, using the prior Business
			       Day for non-Business Days

Interest Rate Cutoff:	2 Business Days prior to each related Interest
			Payment Date

Day Count Convention:	Actual/360

Business Day Convention:  Following, adjusted

Business Days:		New York

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:			Merrill Lynch, Pierce, Fenner & Smith Incorporated

DTC Number:		#161

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the pricing supplement relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

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